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                                                                    EXHIBIT 99.1
                                                                    ------------
                        [LETTERHEAD OF KULICKE & SOFFA]

NEWS for Immediate Release

                      Kulicke & Soffa To File $250 Million
                          Shelf Registration Statement

Willow Grove, PA--February 15, 2002--Kulicke & Soffa Industries, Inc. (Nasdaq:
KLIC) announced today that it intends to file a shelf registration statement with the Securities and Exchange Commission, which will permit the company, from time to time, to offer and sell various types of securities, including common stock, preferred stock, senior debt securities, senior subordinated debt securities, subordinated debt securities, warrants and units, having an aggregate sales price of up to $250 million.

K&S will file the registration statement to gain additional flexibility in accessing capital markets. Proceeds from sales of securities pursuant to the registration statement may be used to repay debt, for acquisitions and for general corporate purposes or as otherwise described in the prospectus supplement relating to an offering of securities pursuant to the registration statement.

Copies of the registration statement will be available at:
http://www.sec.gov/cgi-bin/srch-edgar along with the Company's other SEC filings.

The registration statement on Form S-3 relating to these securities to be filed with the Securities and Exchange Commission has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of that state.

Kulicke & Soffa is the world's leading supplier of semiconductor assembly interconnect equipment, materials and technology. Chip and wire solutions combine wafer dicing, die bonding and wire bonding equipment with saw blades, die collets, wire and capillaries. Flip chip solutions include wafer bumping technology, die placement equipment and Ultravia(TM) high density substrates. Chip scale and wafer level packaging solutions include solder sphere attachment systems and Ultra CSP(R) technology. Test interconnect solutions include standard and vertical probe cards, ATE interface assemblies and ATE boards for wafer testing, and test sockets and contactors for all types of packages. Kulicke & Soffa's web site address is www.kns.com.

Company Contact:  Nancy R. Kyle, 215-784-6436 or at nkyle@kns.com.